                                                                    EXHIBIT 10.9

                     SILETZ MARKETING CONSULTING AGREEMENT

     This Marketing Consulting Agreement (the "Agreement") is entered into and effective as of this 28th day of May, 1996 (the "Effective Date"), by and between the Confederated Tribes of Siletz Indians of Oregon, a federally recognized Indian Tribe (hereinafter the "Tribe"), and Inland Casino Corporation, a Utah corporation (hereinafter "Consultant").

                                R E C I T A L S

     WHEREAS, the Tribe is a federally recognized Indian Tribe possessing sovereign powers over the Confederated Tribes of the Siletz located in Oregon;

     WHEREAS, the Tribe desires to expedite the development of the economy of the Confederated Tribes of the Siletz in order to improve tribal self-government and economic self-sufficiency, to enable the Tribe better to serve the social, economic, educational and health needs of its members and to provide its members with opportunities to improve their own economic circumstances without having to work outside of the Reservation community;

     WHEREAS, the Tribe has established and is now operating and managing the Chinook Winds Gaming & Convention Center as the best feasible means by which to accomplish the Tribe's objectives as described in the preceding paragraph (hereinafter the "Enterprise");

     WHEREAS, the Enterprise is managed on a day to day basis by a general manager who is an employee of the Tribe, under delegated authority from the Tribal Council, which is comprised solely of members of the Tribe;

     WHEREAS, the Enterprise is currently located in a temporary facility while the Tribe completes the construction of a permanent facility (the "Permanent Facility") which is scheduled to open on or about June 28, 1996;

     WHEREAS, the Tribe and the Tribal Council require technical assistance, advice, training and consulting services in connection with the operation and business affairs of the Enterprise in order to maximize the revenues and employment opportunities derived by the Tribe from the Enterprise;

     WHEREAS, the Tribe entered into that certain marketing consulting agreement with Fritz Opel ("Opel") pursuant to that certain letter agreement dated
            (the "Opel Agreement") and the Tribe desires to consent to Opel's assignment of the Opel Agreement to Consultant pursuant to the terms and conditions of this Agreement;

     WHEREAS, the Tribe has determined that Consultant can provide the technical assistance, advice, training and consulting services required by the Tribe while respecting the sovereign rights and authority of the Tribe;

     WHEREAS, the parties acknowledge and agree that under this Agreement, Consultant shall not manage, direct, control or have a voice concerning any aspect of the Enterprise, the management of which shall be exercised exclusively by the Tribe, and that this Agreement in no way encumbers the Tribe's trust property or prohibits the Tribe from encumbering its property;

     WHEREAS, the Tribe acknowledges and agrees that this Agreement is not in conflict with any other agreement between the Tribe and any other entity (including, without limitation, that certain Consulting Agreement (the "Comstock Consulting Agreement") dated February 23, 1996 between the Tribe and The Comstock Hotel and Casino, a Nevada limited partnership), and that the Tribe is not bound by any agreement that would conflict with this Agreement;

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     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

I. ENGAGEMENT OF CONSULTANT AND SCOPE OF CONSULTING SERVICES

     A. Engagement of Consulting. The Tribe has and shall continue to have the sole proprietary interest in and management responsibility for the conduct of all gaming activities conducted by the Enterprise. The Tribe is seeking technical assistance and expertise in the operation of its marketing activities and hereby retains and engages Consultant to provide consulting services to the Tribe and the Enterprise, and to the Enterprise's management and employees as specified in Exhibit "A" herein.

     B. Consulting Services. Consultant shall consult with and provide technical assistance, training and advice to the Tribe, to members of the Tribal Council, to management of the Enterprise, and to Enterprise employees and staff, in accordance with Paragraph E below, concerning certain matters relating to the operation and business activities of the Enterprise including marketing administration, advertising/promotion, (special events and entertainment, customer service, and casino promotions) as set forth in more detail in Exhibit "A", attached hereto (the "Services").

     C. Expansion of Gaming Facilities. In the event that the Tribe acts to expand the Enterprise or add additional gaming facilities during the term of this Agreement, Consultant will provide the Services with respect to any new or expanded gaming facilities developed by the Tribe during the term of this Agreement.

     D. Cooperative Efforts. Both parties to this Agreement shall exercise their best efforts to fully cooperate with each other in the performance of the Services to be rendered hereunder; provided, however, that it shall be within the sole discretion of the Tribe to determine whether or not to act upon or implement the technical assistance, consultation or advice provided by Consultant.

     E. Services Provided at Direction of Tribe. The determination as to what specific consulting services shall be provided by Consultant, and the format in which the Consultant's reports or recommendations are to be provided shall be determined exclusively by the Tribe, and the Services provided hereunder shall be performed by Consultant in accordance with and under such tribal direction.

          1. Consultant has provided the Tribe with a description of the Services which it is prepared to provide. Consultant will update the description of the Services as necessary during the term of this Agreement.

          2. The Tribe shall, from time to time and after consultation with Consultant, identify consulting assignments for specific tasks to be performed by Consultant.

          3. Consultant will perform in accordance with the terms of this Agreement in order to accomplish the consulting assignments issued by the Tribe. Consultant will report to the Tribe on all work performed under each consulting assignment.

          4. Consultant shall have a representative on-site at the Enterprise reporting to the Tribe for such periods of time as are needed. The representative shall be an employee of Consultant and not of the Tribe.

          5. Payment under this Agreement shall be conditioned upon compliance by Consultant with the terms and conditions of this Agreement. The Tribe's Council shall review the work performed by Consultant on a monthly basis, but the decision to adopt, approve or implement any proposal, suggestion or recommendation made by Consultant shall rest exclusively with the Tribe.

II. NO MANAGEMENT SERVICES PROVIDED

     The parties expressly acknowledge that this is a Consulting Agreement and that Consultant shall not engage in any management activities or perform any management services with respect to the Enterprise or any future gaming facilities of the Tribe. It is expressly agreed that neither Consultant nor any of its officers,

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directors or employees shall serve on the Tribal Council or have any vote in the deliberations of the Tribal Council.

III. COMPENSATION OF CONSULTANT

     In consideration of the satisfactory performance of the consulting services as described herein, Consultant shall receive from the Tribe, on a monthly basis during the term of this Agreement, compensation payable as follows:

     A. Base Consulting Fee. Consultant shall receive a Base Consulting Fee of Thirty-Five Thousand Dollars ($35,000) per month; provided, however, that the Tribe shall not be obligated to pay the Base Consulting Fee until July 15, 1996. Thereafter, the Base Consulting Fee shall be paid to the Consultant by the tenth
(10th) day of each and every month and continuing during the term of this Agreement.

     B. Additional Consulting Fee. In addition to the Base Consulting Fee, Consultant shall be paid an Additional Consulting Fee after the opening of the Permanent Facility, which fee shall be negotiated in good faith by the parties within ninety (90) days of the Commencement Date. The Additional Consulting Fee shall be a sum certain for each certain increment that the Gross Revenue of the Enterprise exceeds a certain amount each month, all of which shall negotiate in good faith and shall be mutually acceptable to Consultant and the Tribe. The parties agree to amend this Agreement (the "Amendment") immediately following their mutual determination of the method of calculating the Additional Consulting Fee. The Additional Consulting Fee shall be calculated retroactively to the opening of the Permanent Facility, and any Additional Consulting Fee payable for such period shall be paid to Consultant within ten (10) days of the execution of the Amendment. Any Additional Consulting Fee payable thereafter shall be paid by the tenth (10th) day of the following month.

     C. No Percentage Fees. Nothing contained herein shall authorize or permit the calculation of any Consulting Fee based upon a percentage of gross or net revenue of the Enterprise.

     D. Gross Revenue. For purposes of this Section III, Gross Revenue of the Enterprise shall be calculated in accordance with generally accepted accounting principles consistently applied.

     E. Expenses. The Tribe shall reimburse Consultant for out-of-pocket expenses, including, without limitation, expenses for travel, lodging, and meals, that Consultant reasonably and actually incurs in connection with the rendering of the Services. Consultant shall submit monthly reports of such expenses to the Tribe, which shall reimburse Consultant for such expenses on the tenth (10th) day of the following month.

IV. TERM OF AGREEMENT

     A. Term. This Agreement shall have a term which commences on the Effective Date, and which continues for a period of thirty-six (36) months thereafter, unless sooner terminated under Section VI; provided, however, that the Agreement may be extended by mutual agreement of the parties.

     B. Early Termination and Buy Out By Tribe. At any time after the first full year of this Agreement, the Tribe, in its sole discretion, may serve notice on Consultant of its intention to terminate this Agreement without cause under this Section IV. Such notice of early termination shall be effective three (3) months after its receipt by Consultant in writing, and this Agreement shall remain in full force and effect during that 3-month notice period. After the 3-month notice period, Consultant shall have no further obligation to the Tribe under this Agreement including those under Section V; provided, however, that the Tribe shall be obligated to make monthly termination payments to Consultant in an amount equal to three (3) times the most recent monthly Consulting Fee paid to Consultant.

V. CONFIDENTIALITY

     The parties agree that they will not disclose the financial terms of this Agreement to third parties unless such disclosure is required by federal, state or tribal law or regulation; provided, however, that nothing contained herein shall be deemed to prohibit Consultant from making public disclosures required by law as a

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publicly held corporation. Consultant further agrees that it will not disclose to third parties business and financial information of a confidential nature concerning the Enterprise that it learns in the course of carrying out its duties under this Agreement, including, but not limited to, information concerning revenue, numbers of patrons, expenses, financial plans or budgets. Upon written request of one party, the requirements of this Section may be waived by the other party in writing, such waiver to be conditioned on whatever terms are included in the written waiver.

VI. EXCLUSIVE RIGHT

     In the event that the Comstock Consulting Agreement is terminated, Consultant shall have the exclusive right to perform the consulting services contemplated by the Comstock Consulting Agreement for a fee no less than that to be paid to Comstock under the Comstock Consulting Agreement. Consultant and the Tribe agree to amend this Agreement to provide for such additional services and consulting fees as soon as practicable following the termination of the Comstock Consulting Agreement. Any such amendment shall provide that the term of this Agreement shall conform to the term of the Comstock Consulting Agreement.

VII. TERMINATION

     A. Termination for Cause.

          1. Either party may terminate this Agreement for the following causes:

             a. Committing or knowingly allowing to be committed any act of theft or embezzlement; however, theft or embezzlement by an officer or employee of Consultant without Consultant's knowledge shall not be cause for termination of this Agreement, so long as Consultant repays to the Enterprise all sums which said officer or employee may have stolen, or embezzled, as soon as Consultant becomes aware of facts from which a reasonable person would conclude that such acts occurred.

             b. Committing or allowing to be committed any material breach of the Agreement. A material breach of this Agreement shall include a failure of either party to substantially perform any duty or obligation required of a party under this Agreement.

             c. A material breach of any Consultant's representations that materially and adversely affects its ability to carry out its responsibilities under this Agreement.

          2. Neither party may terminate this Agreement on grounds of material breach unless it has provided written notice to the other party of its intention to declare a default and to terminate this Agreement, and the defaulting party fails to cure or take substantial steps to cure the default within twenty (20) days of receipt of such notice. The discontinuance or correction of the material breach shall constitute a cure thereof.

     B. Remedies for Breach.

          1. Consultant shall in good faith attempt to resolve any grievances, complaints or disputes that are brought to its attention by the Tribal Council. The Tribal Council will also notify Consultant in writing of any serious problems with Consultant's performance at Consultant's address of record. Within ten (10) days of receipt of such notice, unless the problem has been resolved, Consultant shall meet and confer in good faith with the Tribal Council to determine what remedial action, if any, is necessary.

          2. Subject to the limitations set forth in subsection 1, any dispute relating to and/or arising under this Agreement and/or the transactions contemplated herein shall be submitted to binding arbitration before the American Arbitration Association (the "AAA") located in Portland, Oregon, and decided under the AAA Commercial Arbitration Rules. The prevailing party shall be entitled to seek confirma-

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     tion and enforcement of any arbitration award in any court of competent jurisdiction located in Oregon. The limitations on remedies for breach are as follows:

             a. The Tribe's limited waiver of its sovereign immunity hereunder in favor of Consultant extends only to a direct action by Consultant for money damages, specific performance, injunctive relief and/or declaratory relief for the Tribe's breach of this Agreement.

             b. The only asset or income of the Tribe which may be subject to levy and execution in the event that a judgment is entered against the Tribe for its breach of this Agreement shall be revenues of the Enterprise.

          3. In the event of any disputes relating to and/or arising under this Agreement and/or the transactions contemplated herein, the prevailing party shall be entitled to receive its reasonable attorney's fees and its costs and expenses of arbitration or litigation, in addition to any other relief to which such party may be entitled.

VIII. LICENSING

     Consultant agrees to obtain a tribal license from the Siletz Tribal Gaming Commission, and to undergo any necessary background checks and investigations from relevant state, federal and tribal authorities, and to maintain its licensing status in good standing throughout the term of this Agreement. In the event that Consultant does not qualify for such licensing, fails to meet the requirements of any background checks and investigations, or fails to maintain its licensing status in good standing, such non-qualification or failure shall be considered grounds for material breach of the Agreement.

IX. CONSULTANT'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     Consultant represents, warrants and covenants as follows:

     A. Organization and Standing of Consultant. Consultant is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and the execution and delivery of this Agreement to the Tribe and the transactions contemplated hereby have been duly authorized by all necessary corporate action.

     B. Claims and Litigation. There is no claim, litigation or proceeding, pending or, to Consultant's knowledge, threatened, and there exists no basis or grounds for any such suit, action, proceeding, claim or investigation which prevents or materially effects, or would prevent or materially effect, Consultant's ability to enter into this Agreement or to perform its obligations contemplated hereby.

     C. No Restrictions. Consultant is not subject to any charter, bylaw, mortgage, lien, lease, judgment, contract or other restriction of any kind which would prevent Consultant's performance of the Services contemplated by this Agreement.

X. REPRESENTATIONS, WARRANTS AND COVENANTS OF THE TRIBE

     The Tribe represents, warrants, and covenants to Consultant as follows:

     A. Organization of the Tribe. The Tribe is a federally recognized Indian Tribe possessing sovereign powers over the Confederated Tribes of the Siletz located in the State of Oregon. The execution and delivery of this Agreement to Consultant have been duly authorized by all necessary governmental action. The execution and delivery of this Agreement and the Tribe's performance of its obligations contemplated herein will not conflict with or result in breach of the terms, conditions or provisions of or constitute a default under any governing document of the Tribe or any agreement or instrument under which the Tribe is now obligated, including, without limitation, the Comstock Consulting Agreement. The Tribe has full legal right, power and authority to enter into these transactions and perform its obligations under this Agreement.

     B. Claims and Litigation. There is no claim, litigation or proceeding, pending or, to the Tribe's knowledge, threatened, and there exists no basis or grounds for any such suit, action, proceeding, claim or

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investigation which prevents or materially effects, or would prevent or materially affect, the Tribe's ability to enter into this Agreement or to perform its obligations contemplated herein.

     C. No Restrictions. Except as disclosed to Consultant, the Tribe is not subject to any charter, bylaw, mortgage, lien, lease, judgment, contract or other restriction of any kind which would prevent consummation of the transactions contemplated by this Agreement.

     D. Miscellaneous Consents. No authorization, consent or approval of any public body or authority is necessary to the validity of the transactions contemplated by this Agreement. All necessary approvals of the parties under any contracts, commitments or understandings to which the Tribe is a party required to permit consummation of the transactions in accordance with this Agreement have been obtained. Except as disclosed to Consultant, the Tribe is not otherwise a party to any contract or subject to any other legal restriction that would prevent or restrict complete fulfillment of any terms and conditions of this Agreement or compliance with any of the obligations under it.

XI. INDEMNIFICATION BY CONSULTANT

     A. Consultant shall indemnify and hold harmless the Tribe against and in respect of all damages, loss, cost or expenses of the Tribe resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of Consultant under this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished by Consultant to the Tribe under this Agreement; and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

     B. Consultant shall reimburse the Tribe on demand for any payment made by it in respect of any liability, obligation or claim to which the foregoing indemnity relates. Should any claim covered by the foregoing indemnity be asserted against the Tribe, the Tribe shall notify Consultant promptly and give it an opportunity to defend the same, and the Tribe shall extend reasonable cooperation to Consultant in connection with such defense. In the event that Consultant fails to defend the same within a reasonable time, the Tribe shall be entitled to assume the defense thereof, and Consultant shall be liable to repay the Tribe for all its expenses reasonably incurred in connection with the defense (including reasonable attorneys' fees and settlement payments).

     C. In the event Consultant does not reimburse the tribe as set forth above, then the Tribe shall have a right to set off the amount of such liability, obligation or claim, including the Tribe's other expenses as set forth above, against any and all other amounts due from the Tribe to Consultant, until such indemnified amount is repaid to the Tribe in full. Consultant's obligation to indemnify or reimburse the Tribe shall not exceed an amount equal to that which Consulting could be reasonably expected to have earned under this Agreement between the date that the Tribe demands indemnity and the remainder of the term of this Agreement.

XII. INDEMNIFICATION BY THE TRIBE

     A. The Tribe shall indemnify and hold harmless Consultant against and in respect of all damages, loss, cost or expense of Consultant resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of the Tribe under this Agreement, from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished by the Tribe to Consultant under this Agreement, or from any claim or dispute arising under or related to the Comstock Consulting Agreement; and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

     B. The Tribe shall reimburse Consultant on demand for any payment made by it at any time in respect of any liability, obligation or claim to which the foregoing indemnity relates. Should any claim covered by the foregoing be asserted against Consultant, Consultant shall notify the Tribe promptly and give it an opportunity to defend the same, and Consultant shall extend reasonable cooperation to the Tribe in connection with such defense. In the event the Tribe fails to defend the same within a reasonable time, Consultant shall be entitled

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to assume the defense thereof, and the Tribe shall be liable to repay Consultant for all its expenses reasonably incurred in connection with the defense (including reasonable attorneys' fees and settlement payments).

XIII. NOTICES

     Any notice required to be given pursuant to this Agreement shall be delivered by Express Mail or overnight courier service, addressed as follows:

to the Tribe at:                    Confederated Tribes of Siletz
                                    Indians of Oregon
                                    P.O. Box 549
                                    Siletz, Oregon 97380

and to Consultant at:               Fritz Opel, Vice President
                                    Inland Casino Corporation
                                    4225 Executive Square, Suite 1650
                                    La Jolla, California 92037

or to their designees.

XIV. WAIVER OF SOVEREIGN IMMUNITY

     The Tribe waives its sovereign immunity from suit solely for purposes of enforcement of the terms of this Agreement. The waiver is a limited waiver of immunity, and any damages which may arise as a result of Tribe's or its officially recognized representatives' action shall be limited exclusively to the Tribe's interest in revenues derived from the operation of the Enterprise. This limited waiver of sovereign immunity is granted solely for the purposes of implementing this Agreement and shall be regarded as a limited waiver of sovereign immunity in any subsequent court proceeding commenced for purposes of enforcing the terms of this Agreement. Nothing contained in this limited waiver shall be construed to confer any benefit, tangible or intangible, on any person or entity not a party to this Agreement or as a waiver with respect to any third person or entity.

XV. ASSIGNMENT AND SUBCONTRACTS

     Consultant shall not assign or subcontract any of its obligations under this Agreement without the Tribe's written consent; provided, however, that Consultant may assign this Agreement unilaterally to an affiliate or a wholly owned subsidiary of Consultant as long as said affiliate or subsidiary does not involve any substantial change in principals, directors, partners or ownership.

     Consultant further specifically warrants that no officer, director, or employee of Consultant, presently is charged with or has been convicted of any crime involving theft, fraud, misrepresentation, embezzlement or other acts of dishonesty, and that no person convicted of any such act knowingly will be allowed to become an officer, director or employee of Consultant.

XVI. AUTHORITY TO EXECUTE

     Each party warrants to the other that it has full authority to execute this Agreement and will, upon written request by the other party, provide satisfactory written evidence thereof.

XVII. NO LEASE OR POSSESSORY INTEREST

     The parties to this Agreement agree and expressly warrant that this Agreement is not a lease and does not convey any present interest whatever in the building or property on which the Tribe's Enterprise is located, or any proprietary or possessory interest in the Enterprise itself. The Tribe maintains the sole proprietary and possessory interest in the Enterprise. Moreover, the parties to this Agreement further warrant and understand that this Agreement is for consulting services only and does not relate to the management of the Enterprise; does not grant to Consultant the exclusive right to operate the Enterprise; does not prohibit the Tribe from

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encumbering its lands; and that the Agreement is not "relative to Indian lands"
within the meaning of 25 U.S.C. Section 81.

XVIII. CONFLICT OF INTEREST PROHIBITIONS

     A. The parties represent that no payments have been made and agree that no payment will be made to any elected member of the Tribe's tribal government or relative of any elected member of the Tribe's tribal government for the purpose of obtaining or maintaining this Agreement or any other privilege for Consultant. For purposes of this paragraph, "relative" means an individual who is related to and lives in the immediate household of an elected member of the Tribe's tribal government.

     B. No employee of Consultant is an elected member of the government of the Tribe, or a relative of said member as defined by the Secretary of the Interior.

XIX. MODIFICATION

     This agreement may be modified only with the formal written agreement of both parties.

XX. SEVERABILITY

     In the event any provision of this Agreement is for any reason held to be illegal or unenforceable, such provision will be severed or otherwise modified as may best preserve the intention of the parties hereto, and the Agreement as so modified will remain in full force and effect.

XXI. RECITALS INCORPORATED

     The recitals set forth above are a material part of this Agreement, and are incorporated herein as if fully set forth herein.

XXII. GOVERNING LAW

     This Agreement shall be governed by the laws of the United States.

XXIII. ENTIRE AGREEMENT

     This Agreement is the entire agreement between the parties with respect to the subject matter of this Agreement and it is expressly understood that there are no oral, written or collateral agreements between the parties or other parties with a financial interest in the subject matter of this Agreement.

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     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the day and year first above written.

                                          CONFEDERATED TRIBES OF
                                          SILETZ INDIANS OF OREGON

                                          By: /s/  DELORES PRESLEY
                                            ------------------------------------
                                            Delores Presley
                                          Its: Chairman

                                          INLAND CASINO CORPORATION,
                                          a Utah corporation

                                          By:. /s/  ARTHUR R. PFIZENMAYER
                                             -----------------------------------
                                             Arthur R. Pfizenmayer
                                          Its:  President and Chief Operating
                                          Officer

               [SIGNATURE PAGE TO MARKETING CONSULTING AGREEMENT]









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                                  EXHIBIT "A"

                     SCOPE OF MARKETING CONSULTING SERVICES

                            MARKETING ADMINISTRATION

 1.  Marketing Plan.
 2.  Marketing and advertising budgets.
 3.  Goals and objectives.
 4.  Strategies and tactics.
 5.  Evaluation and measurement.
 6.  Research projects and analysis of data.
 7.  Assistance with staffing, recruiting and training.
 8.  Media negotiations and placement.
 9.  Identify target market.
10.  Recommend reach and frequency media goals.
11. Evaluation of advertising proposals from radio, television, outdoor, newspaper, magazine and display companies.
12. Recommend schedules and budgets for each medium, including duration and detail of contracts with all of the above.
13. Signage, both in the casino and outside including information and directional.
14. Marketing organization including organization chart defining reporting deadlines.
15.  General marketing policies.
16.  Marketing job descriptions and employee training seminars.
17.  Recording and analysis of promotional and complementary allowances.

                             ADVERTISING/PROMOTION

1.  Direction, tone and quality of advertising and marketing programs.
2. Assist with selection of advertising agencies and consultants with strong Indian gaming background.
3.  Guiding the creative output with respect to gaming casino advertising.
4.  Specific concept and production for television and radio commercials.
5.  Developing outdoor advertising, newspaper, television and radio campaigns.
6.  Photo shoots for all creative designs and advertising.
7. Collateral materials, brochures and direct mail, design production and distribution.

                        SPECIAL EVENTS AND ENTERTAINMENT

1.  Developing event calendars and strategy for implementing them.
2.  Developing concepts for entertainment, special events and promotions.
3.  In house and market wide promotions.
4.  Marketing ideas within the casino to increase gaming activities.